Exhibit 23.2



                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of United States Filter Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of United States Filter Corporation of our report dated June 6, 1997, relating to the consolidated balance sheets of United States Filter Corporation as of March 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the Annual Report on Form 10-K of United States Filter Corporation for the fiscal year ended March 31, 1997.



/s/ KPMG Peat Marwick LLP
------------------------
Orange County, California
February 9, 1998